                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION


In re
                                           Jointly Administered
PRIME MOTOR INNS, INC.  et al.,            Chapter 11
                                           Case No. 90-16604-BKC-AJC
                 Debtors.

PMI INVESTMENT, INC.                       Adversary Proceeding
                                           No. 91-1240 BKC AJC-A
                 Plaintiff,
                                           CONSOLIDATED AND AMENDED
         v.                                SETTLEMENT AGREEMENT

ALLAN V. ROSE, ARTHUR G. COHEN,
and FINANCIAL SECURITY ASSURANCE
INC.,

                 Defendants.



         The undersigned parties to this action, by and through their attorneys, hereby enter into this Consolidated and Amended Settlement Agreement, dated as of October 12, 1993 (the "Settlement Agreement"), which amends, restates, and supersedes in their entirety the prior Settlement Agreement, dated as of June 21, 1993, and the First Amendment to Settlement Agreement, dated September 30, 1993, and which constitutes a settlement of this action as to the claims between such undersigned parties, in accordance with the following terms and conditions:

         WHEREAS,
         A. PMI Investment Inc. ("PMI"), and Northeast Hotel Associates ("Northeast Hotel"), Universal Motor Lodges ("Universal"), R/C Hotel Associates ("R/C Hotel"), Southeast Hotel Associates ("Southeast Hotel"), Hauppauge Hotel Corp. ("Hauppauge Hotel") and Pennco Hotel Corp. ("Pennco Hotel") (collectively the "PMI Borrowers") are parties to an agreement entitled Amendment and Restatement, dated February 4, 1988, as amended by the First Amendment to Amendment And Restatement, dated November 6, 1989 (the "PMI Loan"), pursuant to which PMI made loans to the PMI Borrowers in the currently outstanding amount in excess of $100,000,000.
         B. Allan V. Rose ("Rose") and Arthur G. Cohen ("Cohen") executed a personal guaranty, dated February 8, 1988 (the "Original Guaranty"), in favor of PMI pursuant to which Rose and Cohen guaranteed, subject to the terms and conditions contained therein, any and all amounts due and owing to PMI under the PMI Loan up to an aggregate amount of $50 million.
         C. On or about November 6, 1989, FSA Zeta Co. ("Zeta"), entered into an agreement with R/C Hotel, Southeast Hotel, Hauppauge Hotel, Pennco Hotel, Livonia Realty Inc. ("Livonia"), and PNP General Partner, Inc. ("PNP") (collectively the "FSA Borrowers"), entitled Loan and Security Agreement (the "FSA Loans"), whereby Zeta made mortgage loans to each of the FSA Borrowers in the aggregate principal amount of $115,000,000. As





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of March 24, 1992, the FSA Loans were outstanding in the following approximate and aggregate amounts, including accrued interest:

         FSA Borrower             Amount
         ------------             ------
         R/C Hotel                $35,500,000
         Southeast Hotel          $44,000,000
         Pennco Hotel             $44,000,000
         Livonia                  $ 8,800,000
         PNP                      $ 8,000,000
         Hauppauge Hotel          $ 2,000,000

Financial Security Assurance Inc. ("FSA") issued an insurance policy in connection with the FSA Loan to assure repayment by the FSA Borrowers. FSA also obtained by assignment all rights of Zeta under the FSA Loans.
         D. As a result of the PMI Loan and the FSA Loans, both PMI and FSA had loans outstanding to four of the same entities, specifically, R/C Hotel, Southeast Hotel, Hauppauge Hotel and Pennco Hotel. PMI alone pursuant to the PMI Loan was a lender to borrowers Northeast Hotel and Universal. FSA alone pursuant to the FSA Loans was a lender to borrowers PNP and Livonia.
         E. PMI and FSA entered into an intercreditor agreement (the "Intercreditor Agreement"), dated November 6, 1989, in order to set forth their respective rights as to the





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four entities that were both PMI and FSA borrowers (i.e., R/C Hotel, Southeast
Hotel, Hauppauge Hotel, and Pennco Hotel; collectively, the "Subordinated Borrowers") and the 20 hotel properties pledged by such entities as security (the "Subordinated Collateral"). PMI's rights under the PMI Loan as to the other PMI Borrowers (i.e., Northeast Hotel and Universal (including the 44 hotel properties pledged by such entities as collateral) and the Original Guaranty of the PMI Loan were not subject to the Intercreditor Agreement.
         F. On or about November 3, 1989, Rose and Cohen, in order to induce PMI to modify its rights under the PMI Loan, and as consideration to PMI for entering into the Intercreditor Agreement, executed a letter (the "Amended Guaranty") amending their Original Guaranty. Any recovery by PMI pursuant to the Amended Guaranty was not subject to the Intercreditor Agreement.
         G. On September 18, 1990, Prime Motor Inns, Inc. ("Prime"), PMI, and certain of their affiliated entities (collectively, the "Prime Debtors") each filed a voluntary petition with this Court for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").
         H. FSA, by notices to the FSA Borrowers dated September 16, 1991, October 2, 1991, November 1, 1991 and November 6, 1991 (collectively the "Notices"), notified the FSA Borrowers of events of default under the FSA Loans and, pursuant to the Notices, inter alia, the principal balances of the FSA





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Loans in the amount of approximately $115,000,000, together with all accrued and unpaid interest, and other charges and fees, were accelerated and became immediately due and payable.
         I. On or after December 30, 1991, PMI commenced this adversary proceeding against Rose and Cohen under the Amended Guaranty to recover $50 million, plus the cost of collection, because of events of default under the PMI Loan (the "PMI Action").
         J. On or about March 10, 1992, FSA and the FSA Borrowers (including several related entities) entered into a settlement agreement (the "FSA Settlement Agreement") in respect of the FSA Loans. The Settlement Agreement provided, inter alia, that:
         1. The FSA Borrowers shall file petitions under Chapter 11 of Bankruptcy Code in the United States District Court for the Southern District of New York and, concurrently with such filings, each FSA Borrower would file either a plan of reorganization or a joint plan of reorganization acceptable in all respects to FSA as further set forth therein;
         2. The FSA Borrowers each shall convey all its right, title and interest in the FSA Collateral (as defined therein) to FSA (or its designee) free and clear of all liens, claims, security interest, assignments, encumbrances and other interest of any kind;
         3. The plan of reorganization shall provide that, except with FSA's consent, no property of the FSA Borrowers would be distributed to, or received or retained by, unsecured or contingency creditors in respect of their claims, except for the payment of allowed administrative claims; and





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         4.      The FSA Borrowers' obligations to FSA under the FSA Loans will be released and discharged.
         K. On March 24, 1992, Livonia, Pennco Hotel, PNP, R/C Hotel and Southeast Hotel (the "FSA Debtors") filed chapter 11 petitions with the Bankruptcy Court in White Plains, New York (the "FSA Debtors Bankruptcy").
         L.      Hauppauge Hotel, while initially required by the FSA
Settlement Agreement to file a petition and plan of reorganization, did not do so, the consent of FSA, because Hauppauge Hotel's sole asset, consisting of a leasehold interest in the Hauppauge Holiday Inn, had been foreclosed by the senior lender on or about December 31, 1991. As a result of such foreclosure, Hauppauge Hotel has no assets.
         M. On or about May 22, 1992, PMI filed claims (the "PMI Claims") against debtors R/C Hotel, Southeast Hotel and Pennco Hotel in the FSA Debtors Bankruptcy for money loaned pursuant to the PMI Loan in the amount of approximately $120 million.
         N. On December 15, 1992, the Bankruptcy Court in the FSA Debtors Bankruptcy entered in Order Confirming Debtors' Amended Joint Plan of Reorganization (the "FSA Debtors' Plan"). The FSA Debtors Plan recited, inter alia, that:
         1. All of the FSA Debtors' property, real and personal, including but not limited to such debtors' interest in one or more of eighteen hotels, was collateral (the "FSA collateral") pledged to FSA and the FSA Loans:





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                 2.       The indebtedness of the FSA Debtors to FSA in the
                          principal amount of approximately $114,286,188 secured by the FSA Collateral was substantially more than the maximum fair market value of the FSA Collateral;

                 3. Events of default had occurred under the FSA Loans and the FSA Debtors had determined that no equity exists in its FSA Collateral beyond the amount owed to FSA; and

                 4. Accordingly, it is in each FSA Debtor's best interest by means of the plan of reorganization to effectuate, inter alia, the orderly conveyance of the FSA Collateral to FSA or its designee) and obtain the release and discharge of the FSA Debtors' obligations under the FSA Loans to FSA.

The FSA Debtors Amended Plan of Reorganization became effective on or about December 15, 1992.

                 O. The FSA Debtors' Plan states that the obligations owed to PMI under the PMI Loan by R/C Hotel, Pennco Hotel, and Southeast Hotel were extinguished and discharged. The PMI Claims were held to be valued at zero, and no distribution of any kind was made to PMI in respect of its claims.

                 P. As a result of and pursuant to the terms of the FSA Debtors Plan and the FSA Settlement Agreement, (i) FSA has fully exercised and exhausted every right and remedy it had under the FSA Loans, including, but not limited to, against the FSA Borrowers, the FSA Collateral, and Rose and Cohen;
(ii) FSA has received a transfer of the FSA Collateral, free and clear of all liens, claims, security interests, assignments, encumbrances, and other encumbrances, and other interests of any kind, including, but not limited to, the extinguishment of PMI's security interest in the Subordinated


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Collateral; and (iii) the obligations of the FSA Borrowers to FSA under the FSA
Loans were released and discharged.

                 Q. On April 3, 1992, this Court signed an order (the "Confirmation Order") confirming Prime's Second Amended Joint Plan of Reorganization, dated January 16, 1992, as modified (the "Prime Plan"). The Prime Plan's effective date was July 31, 1991. Prime Hospitality Corp. is now the successor-in-interest to all the Prime Debtors, including PMI, and shall also be referred to as "Prime".

                 R. Under the Prime Plan, the PMI Loan and Amended Guaranty were pledged pursuant to a Security Agreement, dated as of july 31, 1992, together with other contract rights, promissory notes and properties as collateral (the "Collateral") by Prime in favor of United States Trust Company of New York, as agent (the "Agent") for the benefit of the holders of (i) the 8.20% Fixed Rate Senior Secured Notes (the "8.20% Senior Notes"), (ii) the Adjustable Rate Senior Secured Notes (the "Adjustable Senior Notes") (collectively the "Senior Notes"), and (iii) the 9.20% Junior Secured Notes, (the "Junior Notes" and, together with the Senior Notes, collectively the "Notes") which were issued under the Prime Plan. The sale, exchange, compromise, assignment or other disposition (collectively "Sale") of such Collateral is subject to the conditions, inter alia, that (i) Prime provide 20 days' prior written notice to the Agent and (ii) Prime not receive written notice from the holders of 51% of the principal


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
amount of Senior Notes outstanding, if any, and Junior Notes outstanding, if any, as separate classes, objecting to the proposed Sale of such Collateral. Moreover, upon the consummation of any Sale, Prime is required immediately to deposit with the Agent any and all proceeds of such Sale.

                 S. On July 20, 1992, nearly seven months after PMI commenced this action against Rose and Cohen pursuant to the Amended Guaranty, FSA for the first time informed PMI that it was considering taking the position that FSA was entitled to any payment received by PMI in this action. On or about August 25, 1992, PMI filed an Amended Complaint in the PMI Action wherein PMI (i) realleged its claim against Rose and Cohen pursuant to the Amended Guaranty and (ii) added claims against FSA seeking, inter alia, a declaratory judgment that PMI, and not FSA, is entitled to collect and retain any recovery in this action.

                 T. By Order dated January 27, 1993, this Court approved a settlement related to the compromising of proofs of claim nos. 6277, 6278, 6279, and 6284 filed by Rose against Prime and Passaic Company, Inc. ("Passaic"), two of the above-captioned debtors, arising out of the rejection of certain leases (the "Lease Rejection Settlement"). The Lease Rejection Settlement provides that such claims were allowed in part and disallowed in part as follows: Rose was granted an allowed claim in the PAS-GEN class in the amount of $7,073,455; Rose was granted an allowed claim in Prime-Gen Class in the amount of $4,951,418.50;



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and all shares of New Common Stock (the "Prime Stock") to be distributed pursuant to the Prime Plan in respect of such allowed claims were to be held in escrow pending a resolution of the PMI Action against Rose and Cohen. A copy of the Lease Rejection Settlement is annexed hereto as Exhibit 1. Rose has assigned his right to receive the Prime Stock pursuant to the Lease Rejection Settlement to Northeast Hotel Corp. ("NHC"), a corporation organized under the laws of the State of New York, and NHC has agreed to be bound by the terms of the Lease Rejection Settlement.

                 U. As of May 1, 1993, the FSA Borrowers' debt to FSA under the FSA Loans was zero, such obligations having been fully discharged and extinguished pursuant to the FSA Settlement Agreement and FSA Debtors Plan.

                 V. As of May 1, 1993, the PMI Loan is outstanding in an amount in excess of $120 million, but is now owed solely by borrowers Northeast Hotels and Universal. The obligations of R/C Hotel, Pennco Hotel and Southeast Hotels to PMI under the PMI Loan having been discharged and extinguished pursuant to the FSA Debtors' Plan. The obligations of Hauppauge Hotel are valueless and uncollectible because it has no assets. The obligations of Rose and Cohen under the Amended Guaranty, however, remain outstanding.

                 NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the undersigned counsel, that the Prime Action as



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
against Rose and Cohen is settled, upon the following terms and conditions:

                 1. Prime shall sell and assign to NHC its full right, title and interest in the PMI Loan (and the Original Guaranty and the Amended Guaranty) in return for a payment (the "Payment") consisting of:

                          (a)     $25 million in cash; and

                          (b) the net cash proceeds received from the sale of the Prime Stock received pursuant to the Lease Rejection Settlement (the "Stock Proceeds").

                 2. Prime and NHC shall, with 15 days after execution of this Settlement Agreement, enter into an Escrow Agreement, in substantially the form annexed hereto as Exhibit 2, appointing Chemical Bank, or an equivalent bank, as escrow agent (the "Escrow Agent"). The Escrow Agent shall immediately establish an account (the "Escrow Account") at Chemical Bank, which shall be held in the name of the Escrow Agent acting in its capacity under the Escrow Agreement.

                 3.       The following shall occur:

                 (a) On or before October 31, 1993, Rose or NHC shall deliver to Prime a loan commitment letter, containing customary terms and conditions, from Chemical Bank, or such other institution as shall be approved in advance by Prime, to issue a loan in an amount sufficient to fund the Escrow Account, it being understood that the necessary commitment amount shall be reduced

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by any amounts deposited or to be deposited into the Escrow Account by reason of the sale of the White Plains Property.

                 (b) On or before December 15, 1993 (hereinafter the "Closing Date"), NHC shall deliver or cause to be delivered to the Escrow Agent for deposit into the Escrow Account the amount of $25 million in cash. If Prime consents to any extension of the Closing Date, then the amount to be deposited in the Escrow Account shall be increased to include interest on such amounts at Chemical Bank's prime rate plus 1%, compounded annually and computed from December 15, 1993.

                 (c) Rose or NHC shall deliver to the Escrow Agent such Stock Proceeds as from time to time may exist as the Prime Stock is sold. In order to effectuate the provisions of this Settlement Agreement and the Lease Rejection Settlement, Prime, Rose and NHC shall enter into an agreement (the "Stock Liquidation Agreement") regarding the procedures and instructions governing the delivery and sale of the Prime Stock.

                 (d) In the event NHC or Rose shall fail to comply with the above paragraphs (a) (b) or (c) in the manner and on the dates specified therein, Prime (but not Rose) shall have the sole right at any time thereafter to terminate this Settlement Agreement, and each and every provision of this Settlement Agreement shall become null and void.

                 (e) As consideration for the mutual covenants herein contained, upon execution hereof, Rose's and Cohen's liability


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
under the Amended Guaranty and the Original Guaranty is hereby limited to $25 million plus the Cash Proceeds and Prime agrees to look solely to the Escrow Account or the Cash Collateral Account (defined below) for satisfaction of any amounts due thereunder, as well as any amounts which may be due under the PMI Loan, except that this limitation of liability shall not apply:

           (i) in the event Prime terminates this Settlement Agreement pursuant to paragraph 3(d);

          (ii)   in the event of a Reorganization pursuant to paragraph 11; and

         (iii)   in the event Rose or NHC elect Option 1 under paragraph 10.

         4. Within 15 days after written request from Rose or NHC, Prime shall deliver to Willkie Farr & Gallagher such assignments of mortgages or satisfactions of mortgage in proper form for recording sufficient to discharge or assign all liens on the property subject to the PMI Loan. Upon receipt of written notice from NHC, confirmed by the Escrow Agent, that the Escrow Account has been funded in accordance with paragraph 3(b) hereof, Willkie Farr & Gallagher shall deliver the aforesaid assignments or satisfactions to Robinson Silverman Pearce Aronsohn & Berman, attention: Charles M. Kotick, Esq., who shall hold such assignments or satisfactions in escrow until (i) the Settlement Completion Date; (ii) Prime exercises its rights under paragraph 8 hereof; or
(iii) Rose elects Option 2 as set forth in paragraph 10 hereof, whichever event first occurs.


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         As to the White Plains Property, if a discharge of PMI's lien on such property is required in connection with the sale of the property prior to the Closing Date, Prime shall, upon reasonable notice, provide at or prior to the closing of the White Plains Property whatever documentation as may be necessary to discharge such lien provided that mutually satisfactory arrangements are made to cause not less than $8,000,000 received from the sale (the "White Plains Sale Proceeds"), immediately to be deposited into the Escrow Account.

         In consideration for Prime's agreement to release its lien on the White Plains Property prior to the Settlement Completion Date, Rose and Prime agree that in the event of termination in accordance with paragraphs 3(d) or 10 of this Settlement Agreement, and because the lien on the White Plains Property could not then be restored, that the White Plains Sale Proceeds shall be transferred from the Escrow Account to a separate account (the "Pledge
Account") to be established at Chemical Bank, and Rose shall execute Pledge Agreement No. 2, in a form substantially similar to that annexed as Exhibit 3 hereto, establishing the Pledge Account and granting Prime an exclusive security interest in such Pledge Account.

         5. Except as set forth in paragraphs 8 and 9 hereof, this Settlement Agreement is expressly conditioned upon Prime obtaining from the Bankruptcy Court an order (the "Settlement Order") declaring in substance that:



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                 (a)      Prime has the sole and exclusive right to collect and
                          retain the Payment (subject only to the requirements of the Plan described above);

                 (b) FSA has no right, claim or interest, legal or equitable, in or to the Payment pursuant to the Intercreditor Agreement and the sale of the PMI Loan to NHC is not governed by or subject to the Intercreditor Agreement; and

                 (c) Prime has satisfied the conditions governing permission to sell the PMI Loan (and Amended Guaranty) set forth in the Security Agreement and upon the receipt of the Payment may deposit such sums with the Agent for distribution to the Note holders.

         6. The date upon which the entry of the Settlement Order becomes final, by virtue of affirmance on appeal or the expiration of the time to appeal, shall be the Settlement Completion Date.

         7. Upon the Settlement Completion Date, the following events will occur:

                 (a) The Escrow Agent shall release and deliver to Prime all funds in the Escrow Account;

                 (b) Prime (or the Escrow Agent) shall release and/or deliver to NHC all documents effecting the sale by Prime to NHC of the PMI Loan and the Amended Guaranty, effective as of such date.

                 (c) Prime, on the one hand, and each of Rose, Cohen and NHC, on the other hand, shall exchange mutual releases.

         8. At any time after Prime has obtained the Settlement Order from the Bankruptcy Court, and regardless of the pendency of any appeal therefrom, Prime shall have the right to



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demand the release and delivery to Prime of all funds in the Escrow Account only upon delivery to Rose and Cohen of the Indemnity Agreement in the form annexed hereto as Exhibit 4. In such event and notwithstanding the outcome of any such appeal or the terms and conditions set forth in paragraph 10 hereof, the terms and conditions contained herein, including but not limited to the sale of the PMI Loan and the Original Guaranty and Amended Guaranty to NHC, shall be binding upon the parties hereto. In the event that Prime has received the release and delivery of all funds in the Escrow Account under this paragraph 8 and (i) more than eighteen (18) months have passed since the date of execution of this Settlement Agreement; (ii) the Settlement Completion Date has not occurred; and (iii) FSA or its assignee makes or has made a written claim against Rose, Cohen or NHC, which is covered by the Indemnity Agreement, then within fourteen (14) days of receipt of written demand by Rose, Cohen or NHC, as the case may be, Prime shall provide to the person making such demand, in a form reasonably acceptable to his or its attorney, documentation evidencing that Prime has deposited into an escrow account designated by the person making the demand the sum of one million ($1,000,000.00) dollars to be held as security for its obligations under the Indemnity Agreement until the FSA claim against Rose, Cohen and NHC has been resolved.

         9. In the event that Prime terminates this Settlement Agreement pursuant to paragraph 3(d) hereof, then the Escrow



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
Agent shall release and deliver the funds in the Escrow Account as follows:
(i) the White Plains Sale Proceeds and the Stock Proceeds, if any, including all accrued interest thereon, shall be transferred to the Pledge Account and
(ii) all remaining amounts, if any, in the Escrow Account shall be delivered to Rose.

         10. In the event the Settlement Order is not obtained or is reversed on appeal, then, except as set forth in paragraph 8 hereof, Rose shall have the following two options. Rose and/or NHC by written notice to Prime to be delivered within (7) seven days after issuance by the Bankruptcy Court of an order or judgment which does not satisfy the requirements set forth in paragraph "5" hereof, or the Settlement Order is reversed on appeal, whichever is applicable, shall have the sole and exclusive right and option to either (i) cause this Settlement Agreement to be terminated ("Option 1"), in which event this Settlement Agreement shall have no further purpose or effect, and the Escrow Agent shall release and deliver the White Plains Sale Proceeds and the Stock Proceeds, together with all accrued interest thereon, to the Pledge Account and shall release and deliver all other funds remaining in the Escrow Account to Rose; or (ii) direct the Escrow Agent to release and to deliver all amounts in the Escrow Account to the Cash Collateral Account, as defined and described below ("Option 2").



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
         In the event Rose and/or NHC elect to proceed with Option 2, the parties agree that:

         (i) Rose's and Cohen's liability under the Original Guaranty and the Amended Guaranty shall henceforth be limited to a maximum amount of $25 million plus the Stock Proceeds (except as set forth in paragraph 11 below) and the Original Guaranty and the Amended Guaranty shall be deemed amended to reflect this limitation on liability;

         (ii) Rose will establish a cash collateral account (the "Cash Collateral Account") at Chemical Bank. The Escrow Agent shall release and deliver all amounts in the Escrow Account to the Cash Collateral Account. Rose shall execute a pledge agreement, substantially in the form annexed as Exhibit 5 ("Pledge Agreement No. 1"), granting Prime an exclusive security interest in the Cash Collateral Account as security for the payment of all sums due under the Original Guaranty and/or the Amended Guaranty;

         (iii) Rose hereby agrees that effective upon his election to exercise Option 2 as above-defined he shall be deemed to have unconditionally and irrevocably waived in favor of Prime any and all defenses, whether by means of setoff, defense, counterclaim or otherwise that he may have to the enforcement of the Original Guaranty and/or the Amended Guaranty; and

         (iv) Prime hereby agrees that it will look solely to the Cash Collateral Account for satisfaction of all amounts outstanding under the PMI Loan, the Original Guaranty and the Amended Guaranty and all loan documents evidencing the PMI Loan as well as the Original Guaranty and the Amended Guaranty shall be deemed amended to reflect the terms hereof.


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
The provisions of this paragraph 10 shall not apply if this Settlement Agreement is terminated by Prime pursuant to its rights under paragraph 3(d).

         11. In the event that prior to the date that is (i) one year and one day after Prime receives written notice from Rose that the Settlement Completion Date has occurred or (ii) one year and one day from the date of release and delivery to Prime of all funds in the Escrow Account as set forth in paragraph 8 hereof, whichever occurs sooner, either or both of Rose or NHC shall become subject to a reorganization ("Reorganization") proceeding under state or federal law, including but not limited to, any voluntary or involuntary dissolution, total or partial liquidation, bankruptcy, insolvency or receivership action, and as a result thereof, Prime is in any way prevented from immediately receiving and obtaining sole and unencumbered possession of the funds in the Escrow Account, or the Cash Collateral Account, in accordance with the terms of this Settlement Agreement, then, notwithstanding anything in this Settlement Agreement to the contrary, Rose's liability under the Amended Guaranty shall not be limited to $25 million plus the Stock Proceeds, as set forth in paragraphs 3(e), 10(i) and (iv) but shall be for the full amount of the Amended Guaranty. All other provisions of this Settlement Agreement, including, but not limited to paragraphs 10(ii) and (iii), shall remain in full force and effect.

         12. Rose and NHC shall deliver to Prime such opinions of counsel as Prime shall reasonably request, including, but not limited to, an opinion that (i) all funds deposited into the Escrow Account, Pledge Account or Cash Collateral Account are free and clear of all liens, claims and charges, and
(ii) the obligations of the FSA Borrowers to FSA under the FSA Loans have been released and discharged. Rose and NHC each represent that the funds in the Escrow Account or Cash Collateral Account are not their respective property except for any right to the refund of such funds as provided in this Settlement Agreement. Rose and NHC each expressly waive in favor of Prime the benefits of any statutory stay which under the Bankruptcy Code may or may not apply to the release of any funds in the Escrow Account, Pledge Account or Cash Collateral Account. Rose and NHC each also represent that should either become subject to a reorganization, each has no equity interest in either the Escrow Account or Cash Collateral Account and that such property is not necessary to an effective reorganization.
         13. Upon written notification that the conditions and requirements set forth in paragraph 14 have been fulfilled, or the restrictions have been waived, Rose and/or is affiliated entities shall cause the execution and filing of a joint motion, in the form annexed hereto as Exhibit 6, withdrawing with prejudice as if disallowed all the claims in the Prime reorganization proceeding recited therein. The aforesaid





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
withdrawal of such claims shall inure only to the benefit of Prime and shall not prevent Rose and/or his affiliated entities from asserting the same or similar claims but only as an offset or affirmative defense against claims which have been or may be asserted by Marriott Family Restaurants, Inc. or any related entities (collectively, "Marriott") against Rose or his affiliated entities. Nothing herein contained shall limit any rights or claims that Rose, Cohen and/or their affiliated entities may have against Marriott or any other third party.
         Rose is unable to effect a withdrawal of claims 5066, 5067, 5068, 5072, 5083, 5088, 5089, 5091, 5092, 5093, 5095 and 5096 (the "Remaining
Claims") because such claims have been assigned pursuant to the FSA Debtors Plan to FSA (or its designee). In the event that FSA pursues any of the Remaining Claims, then Prime shall retain, in addition to all its other defenses, the right to assert the full amount of the obligations owed by R/C Hotel, Southeast Hotel, Hauppauge Hotel and Pennco Hotel to PMI as a right of set-off, recoupment or any other affirmative defense. Rose further acknowledges that the obligations of R/C Hotel, Southeast Hotel, Hauppauge Hotel and Pennco Hotel to PMI under the PMI Loan were not subject to any valid defense, off-set or counterclaim.
         14. Prime represents that it has satisfied the requirements and restrictions of the Security Agreement (see paragraph R, supra) in order to enter into this Settlement

Agreement and that no further notice or consents are required from the holders of the Notes.
         15. In the event this Settlement Agreement is terminated for any reason, then this Settlement Agreement and any proceedings taken pursuant to it shall not be construed as or deemed to be an admission by any person. Except in connection with a proceeding for approval of this Settlement Agreement, for enforcement of this Settlement Agreement, including but not limited to actions taken pursuant to the provisions contained in paragraph 10 hereof, or in defense of the Remaining Claims, neither this Settlement Agreement, nor any of its provisions, shall be offered or received in evidence in this action or any other action or proceeding.
         16. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
         17. This Settlement Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.
         18. The parties hereto agree to execute and deliver such further instruments and documents as may be reasonably requested for the purposes of carrying out or confirming the transactions contemplated by this Settlement Agreement.

        19. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York.
        20. Rose and Cohen hereby agree to withdraw with prejudice their currently pending appeals from the Order Denying Motions to Dismiss or Abstain and Motion to Declare Adversary Noncore, of the United States Bankruptcy Court, Southern District of Florida, dated February 12, 1993, Appeal Number ______ in Adversary Proceeding No. 91-1240 BKC-AJC-A, entitled PMI Investment, Inc. v. Allan V. Rose, Arthur G. Cohen and Financial Security Assurance Inc., and consent to the jurisdiction of the United States Bankruptcy Court for the Southern District of Florida, Miami Division, for purposes of resolving all issues raised in the above-referenced proceeding including, but not limited to, all issues related to the Amended Complaint therein and the Settlement Agreement. The provisions of this paragraph 20 shall survive any termination of this Settlement Agreement.

         IN WITNESS WHEREOF, the undersigned counsel for the parties have duly executed this Settlement Agreement as of the day and year first above written.

                                                 WILLKIE FARR & GALLAGHER

                                                 By: /s/ Steven H. Reidy
                                                     --------------------
                                                 153 East 53rd Street
                                                 New York, New York 10022
                                                 (212) 935-8000

                                                 Attorneys for Prime
                                                  Hospitality Corp.


                                                 ROBINSON SILVERMAN PEARCE
                                                  ARONSOHN & BERMAN

                                                 By: /s/ Mark Jon Sugarman
                                                     ---------------------
                                                 1290 Avenue of the Americas
                                                 New York, New York 10104
                                                 (212) 541-2000

                                                 Attorneys for Allan V. Rose
                                                  and Northeast Hotel Corp.


                                                 MARSHALL J. COOPER, P.A.

                                                 By: /s/ Marshall J. Cooper
                                                     -----------------------
                                                 2455 East Sunrise Boulevard
                                                 Fort Lauderdale, Florida 33304
                                                 (305) 564-1400

                                                 Attorney for Arthur G. Cohen